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Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010
NEWS RELEASE

BARNES GROUP INC. REPORTS
SECOND QUARTER 2019 FINANCIAL RESULTS

•	Sales of $372 million, down 1% from last year; Organic Sales down 4%

•	Operating Margin of 15.3%; Adjusted Operating Margin of 15.7%, down 130 bps

•	GAAP EPS of $0.73; Adjusted EPS of $0.75, down 17% versus prior year period

•	2019 Sales Growth Expectation of 3% to 4% with Organic Sales Approximately Flat to +1%

•	2019 Adjusted Net Income Estimate of $3.18 to $3.28 per Share; Down 1% to Up 2% from 2018 Adjusted Net Income of $3.22 per Share

BRISTOL, Conn., July 26, 2019 - Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today reported financial results for the second quarter of 2019.
“Ongoing trade uncertainties and challenging end markets have persisted into the second quarter leading to the deferral of customer new program launches in a number of our higher margin Industrial businesses. Helping to offset these headwinds has been sustained strong performance in Aerospace, where we delivered another record level of quarterly revenue and operating profit,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “We continue to adjust our operations as necessary to align with current market conditions and, given our strong free cash flow, will maintain organic and acquisitive investment to position the business for recovery in our strategic end markets,” added Dempsey.

Second Quarter 2019 Highlights
Net sales of $372 million in the second quarter were down 1% from $375 million in the prior year period, with organic sales declining (1) 4%. Acquisition sales contributed 5%, while foreign exchange negatively impacted sales by 2%. Operating income was $57.0 million, down 11% from $63.9 million in the second quarter of 2018. Excluding Gimatic short term purchase accounting adjustments of $1.4 million, adjusted operating income was $58.3 million, down 9% from a year ago. Adjusted operating margin declined 130 bps to 15.7%.
Interest expense increased $1.3 million, or 31%, to $5.4 million as a result of higher average borrowings due to the Gimatic acquisition, partially offset by a lower average interest rate.
The Company’s effective tax rate was 24.5% for the second quarter of 2019 compared with 15.9% for the prior year period. The tax rate increase is primarily due to the absence of an $0.08 per share tax benefit from the reversal of certain international valuation allowances and a $0.03 per share tax benefit of U.S.

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Tax Reform adjustments in the second quarter of last year. Partially offsetting these items is the benefit of a foreign tax holiday which was granted late in 2018.

Net income was $37.6 million, or $0.73 per diluted share, compared to $49.4 million, or $0.93 per diluted share, a year ago. On an adjusted basis, net income per share of $0.75 was down 17% from $0.90 a year ago. Second quarter 2019 adjusted net income per share excludes $0.02 of Gimatic short-term purchase accounting adjustments in our Industrial Segment, while second quarter 2018 excludes a benefit of $0.03 related to U.S. Tax Reform.
Year-to-date cash provided by operating activities was $108.2 million versus $88.6 million in the prior year period. Free cash flow was $82.7 million compared to $64.2 million last year. Capital expenditures were $25.4 million, up $1.1 million from a year ago.

Segment Performance

Industrial
Second quarter sales were $233.4 million, down 6% from $249.6 million in the prior year period. Organic sales decreased approximately 11% primarily related to lingering softness in automotive-related end markets. Unfavorable foreign exchange decreased sales by $7.3 million, or 3%, while acquisition revenues from IGS and Gimatic contributed $18.3 million, or 7%.

Operating profit in the second quarter was $27.4 million, down 28% from $38.3 million in the prior year period. The decrease was primarily driven by lower organic sales volume and short-term purchase accounting adjustments. Excluding the Gimatic short-term purchase accounting adjustments in the current quarter, adjusted operating profit of $28.8 million was down 25% from a year ago while adjusted operating margin was 12.3%, down 310 bps.

Aerospace
Second quarter 2019 sales were $138.3 million, up 10% from $125.7 million in the same period last year. Aerospace original equipment manufacturing (“OEM”) sales increased 11% due to the ramping of new engine programs while aftermarket sales increased 8% from continuing strength in maintenance, repair and overhaul, and spare parts sales.

Operating profit was $29.5 million for the second quarter of 2019, up 16% as compared to $25.6 million in the prior year period, primarily reflecting the profit impact from higher sales volumes. Operating margin of 21.4% was up 110 bps from 20.3% a year ago.

Aerospace OEM backlog ended the second quarter at $791 million, down 2% from the end of the first quarter of 2019. The Company expects to ship approximately 50% of this backlog over the next 12 months.

Updated 2019 Outlook

Barnes Group now expects 2019 total revenue growth of 3% to 4%, with organic sales approximately flat to +1%, down slightly from our prior expectation. Foreign exchange is anticipated to negatively impact revenues by approximately 1% for the year, while acquisition revenues are forecasted to provide 4%. Adjusted operating margin is forecasted to be between 15.5% and 16.0%, consistent with our prior expectation. Earnings are now expected to be in the range of $3.10 to $3.20 per diluted share, down from our prior expectation of $3.15 to $3.27 per diluted share. On an adjusted basis, excluding approximately

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$0.08 of Gimatic short term purchase accounting adjustments, earnings per share are now expected to be $3.18 to $3.28, down 1% to up 2% from 2018’s adjusted earnings per share of $3.22. Further, the Company expects capital expenditures of $60 million and cash conversion of approximately 100% of net income. The effective tax rate for 2019 is expected to be between 23.5% and 24.0%.

Conference Call Information

Barnes Group Inc. will conduct a conference call with investors to discuss second quarter 2019 results at 8:30 a.m. ET today, July 26, 2019. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The conference is also available by direct dial at (844) 884-8225 in the U.S. or (647) 689-4194 outside of the U.S.; Conference ID 5188078. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.
In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, July 26, 2019 until 11:59 p.m. (ET) on Friday, August 2, 2019, by dialing (416) 621-4642; Conference ID 5188078.
Note:
(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes Group
Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far-reaching applications including aerospace, transportation, manufacturing, automation, healthcare, and packaging. Barnes Group’s skilled and dedicated employees around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, including unionized employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market change; the ability to protect and avoid infringing upon intellectual property rights; introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions, including any potential adverse effects associated with a U.S. government shutdown; the impact of new or revised tax laws and regulations; the adoption of laws, directives or regulations that impact the materials processed by our products or their end markets; changes in raw material or product prices and availability; integration of acquired businesses; restructuring costs or savings; the continuing impact of prior acquisitions and divestitures, including the ongoing impact of the acquisition of Gimatic S.r.l., including integration efforts; and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies and uninsured claims; product liabilities; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature; government tariffs, trade agreements and trade policies; and other risks and uncertainties described in documents

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filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070
# # #

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended June 30,			Six months ended June 30,
	2019	2018	% Change	2019	2018	% Change
Net sales	$371,669	$375,315	(1.0)	$748,360	$741,975	0.9

Cost of sales	238,306	237,608	0.3	482,949	474,742	1.7
Selling and administrative expenses	76,406	73,828	3.5	157,804	146,721	7.6
	314,712	311,436	1.1	640,753	621,463	3.1
Operating income	56,957	63,879	(10.8)	107,607	120,512	(10.7)

Operating margin	15.3%	17.0%		14.4%	16.2%

Interest expense	5,399	4,133	30.6	10,512	8,025	31.0
Other expense (income), net	1,712	947	80.8	3,519	2,710	29.9
Income before income taxes	49,846	58,799	(15.2)	93,576	109,777	(14.8)
Income taxes	12,230	9,370	30.5	21,968	21,530	2.0
Net income	$37,616	$49,429	(23.9)	$71,608	$88,247	(18.9)

Common dividends	$8,086	$8,342	(3.1)	$16,303	$15,795	3.2

Per common share:
Net income:
Basic	$0.73	$0.94	(22.3)	$1.39	$1.66	(16.3)
Diluted	0.73	0.93	(21.5)	1.38	1.65	(16.4)
Dividends	0.16	0.16	—	0.32	0.30	6.7

Weighted average common shares outstanding:
Basic	51,251,149	52,581,804	(2.5)	51,454,844	53,055,980	(3.0)
Diluted	51,743,483	53,135,742	(2.6)	51,965,343	53,608,447	(3.1)

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended June 30,				Six months ended June 30,
	2019	2018	% Change		2019	2018	% Change
Net sales
Industrial	$233,404	$249,577	(6.5)		$475,906	$495,544	(4.0)
Aerospace	138,265	125,739	10.0		272,454	246,437	10.6
Intersegment sales	—	(1)			—	(6)
Total net sales	$371,669	$375,315	(1.0)		$748,360	$741,975	0.9

Operating profit
Industrial	$27,430	$38,316	(28.4)		$48,931	$70,694	(30.8)
Aerospace	29,527	25,563	15.5		58,676	49,818	17.8
Total operating profit	$56,957	$63,879	(10.8)		$107,607	$120,512	(10.7)

Operating margin			Change				Change
Industrial	11.8%	15.4%	(360)	bps.	10.3%	14.3%	(400)	bps.
Aerospace	21.4%	20.3%	110	bps.	21.5%	20.2%	130	bps.
Total operating margin	15.3%	17.0%	(170)	bps.	14.4%	16.2%	(180)	bps.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	June 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$94,870	$100,719
Accounts receivable	371,644	382,253
Inventories	259,685	265,990
Prepaid expenses and other current assets	68,125	57,184
Total current assets	794,324	806,146

Deferred income taxes	19,255	20,474
Property, plant and equipment, net	370,208	370,531
Goodwill	951,450	955,524
Other intangible assets, net	607,391	636,538
Other assets	52,607	19,757
Total assets	$2,795,235	$2,808,970

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$27,143	$2,137
Accounts payable	132,018	143,419
Accrued liabilities	210,980	206,782
Long-term debt - current	3,505	5,522
Total current liabilities	373,646	357,860

Long-term debt	889,087	936,357
Accrued retirement benefits	99,591	104,302
Deferred income taxes	103,158	106,559
Long-term tax liability	66,012	72,961
Other liabilities	52,356	27,875

Total stockholders' equity	1,211,385	1,203,056
Total liabilities and stockholders' equity	$2,795,235	$2,808,970

Notes:
(1) The Company adopted the amended standard related to accounting for leases in the first quarter of 2019.

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Six months ended June 30,
	2019	2018
Operating activities:
Net income	$71,608	$88,247
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,251	47,070
(Gain) loss on disposition of property, plant and equipment	(38)	52
Stock compensation expense	6,294	5,469
Changes in assets and liabilities:
Accounts receivable	11,691	(22,623)
Inventories	5,639	(23,057)
Prepaid expenses and other current assets	(11,927)	(9,905)
Accounts payable	(10,355)	5,282
Accrued liabilities	(3,843)	12,595
Deferred income taxes	(1,706)	(6,492)
Long-term retirement benefits	(2,682)	(725)
Long-term tax liability	(6,949)	(7,465)
Other	172	133
Net cash provided by operating activities	108,155	88,581

Investing activities:
Proceeds from disposition of property, plant and equipment	173	478
Capital expenditures	(25,434)	(24,335)
Revenue sharing program payments	—	(5,800)
Other	—	(1,000)
Net cash used by investing activities	(25,261)	(30,657)

Financing activities:
Net change in other borrowings	25,012	16,795
Payments on long-term debt	(222,322)	(313,512)
Proceeds from the issuance of long-term debt	175,918	353,089
Proceeds from the issuance of common stock	1,169	435
Common stock repurchases	(50,347)	(118,115)
Dividends paid	(16,303)	(15,795)
Withholding taxes paid on stock issuances	(186)	(175)
Other	(1,715)	(2,550)
Net cash used by financing activities	(88,774)	(79,828)

Effect of exchange rate changes on cash flows	31	(2,924)
Decrease in cash and cash equivalents	(5,849)	(24,828)

Cash and cash equivalents at beginning of period	100,719	145,290
Cash and cash equivalents at end of period	$94,870	$120,462

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BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Six months ended June 30,
	2019	2018
Free cash flow:
Net cash provided by operating activities	$108,155	$88,581
Capital expenditures	(25,434)	(24,335)
Free cash flow (1)	$82,721	$64,246

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

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BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended June 30,				Six months ended June 30,
	2019	2018	% Change		2019		2018	% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$27,430	$38,316	(28.4)		$48,931		$70,694	(30.8)
Gimatic short-term purchase accounting adjustments	1,387	—			5,373		—
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$28,817	$38,316	(24.8)		$54,304		$70,694	(23.2)

Operating Margin - Industrial Segment (GAAP)	11.8%	15.4%	(360)	bps.	10.3%		14.3%	(400)	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	12.3%	15.4%	(310)	bps.	11.4%		14.3%	(290)	bps.

CONSOLIDATED RESULTS
Operating Income (GAAP)	$56,957	$63,879	(10.8)		$107,607		$120,512	(10.7)
Gimatic short-term purchase accounting adjustments	1,387	—			5,373		—
Operating Income as adjusted (Non-GAAP) (1)	$58,344	$63,879	(8.7)		$112,980		$120,512	(6.3)

Operating Margin (GAAP)	15.3%	17.0%	(170)	bps.	14.4%		16.2%	(180)	bps.
Operating Margin as adjusted (Non-GAAP) (1)	15.7%	17.0%	(130)	bps.	15.1%		16.2%	(110)	bps.

Diluted Net Income per Share (GAAP)	$0.73	$0.93	(21.5)		$1.38		$1.65	(16.4)
Effects of U.S. tax reform	—	(0.03)			—		(0.03)
Gimatic short-term purchase accounting adjustments	0.02	—			0.08		—
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.75	$0.90	(16.7)		$1.46		$1.62	(9.9)

	Full-Year 2018				Full-Year 2019 Outlook
Diluted Net Income per Share (GAAP)	$3.15				$3.10	to	$3.20
Effects of U.S. tax reform	(0.05)
IGS short-term purchase accounting adjustments	0.04
Gimatic short-term purchase accounting adjustments	0.04					0.08
Acquisition transaction costs	0.04
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$3.22				$3.18	to	$3.28

Notes:
(1) The Company has excluded short-term purchase accounting adjustments related to its Gimatic acquisition from its “as adjusted” financial measurements for 2019. The Company has excluded the following from its "as adjusted" financial measurements for 2018: 1) $2,613 of adjustments made in 2018 to reduce the tax expense recorded in December 2017 related to the U.S. tax reform (commonly referred to as the Tax Cuts and Jobs Act), 2) short-term purchase accounting adjustments related to its Industrial Gas Springs (IGS) and Gimatic acquisitions and 3) transaction costs related to the IGS and Gimatic acquisitions. The tax effects of these items, excluding the effects of U.S. tax reform which impacted tax expense directly, were calculated based on the respective tax jurisdiction of each item. In 2018, the tax effect on the acquisition transaction costs, based on the countries in which such costs originated, approximated 2% as the majority of these costs are not expected to be deductible. The remaining items include tax effects that range from approximately 22% to 27%. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.